EXHIBIT 99.1

Sussex Bancorp	Contact: Candace Leatham
399 Route 23	Executive Vice President
Franklin, NJ 07416	/Treasurer
(973) 827-2914

SUSSEX BANCORP TO LIST ON NASDAQ
GLOBAL MARKET

Franklin, New Jersey - September 12, 2006 - Sussex Bancorp announced today that it has received approval to list its common stock on the NASDAQ Global Market. It is currently expected that the stock will begin trading on the NASDAQ Global Market on or about October 6. The stock will trade under the symbol “SBBX”.

The Company’s common stock currently trades on the American Stock Exchange under the symbol “SBB”. In connection with the move to the NASDAQ Global Market, the Company will voluntarily delist its shares from the American Stock Exchange.

Donald L. Kovach, the Company’s Chairman and CEO, stated: “We are very excited with our move to the NASDAQ. We believe our shareholders will see better liquidity and execution. The change in markets marks our next phase of growth.”

Sussex Bancorp is the holding company for Sussex Bank, which operates through its main office in Franklin, New Jersey and branch offices in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey and Port Jervis, New York and for the Tri-State Insurance Agency, Inc., a full service insurance agency located in Sussex County, New Jersey.